FOR IMMEDIATE RELEASE
Contact: Frank Henigman, Chief Financial Officer 760-929-8226

RUBIO’S® RESTAURANTS, INC. REPORTS 2007
SECOND QUARTER RESULTS
COMPANY ACHIEVES RECORD QUARTERLY REVENUE

CARLSBAD, CA - August 8, 2007 - Rubio's® Restaurants, Inc. (NASDAQ: RUBO) today announced financial results for the second quarter and year-to-date ended July 1, 2007.

Second Quarter Results

•	Revenues rose 15.9% to $43.0 million, the highest quarterly revenue the Company has reported since going public in 1999, from $37.2 million for the same quarter last year.
•
Comparable store sales increased 7.8%, versus a comparable store sales increase of 0.3% for the same quarter last year. Transactions decreased 2.5% and check average increased 10.5% from the same quarter last year.

•	Net income increased 14.6% to $503,000, from $439,000 for the same quarter last year.
•
Earnings per share were $0.05 per diluted share as compared to $0.05 per diluted share for the same quarter last year. The second quarter of last year benefited from a $247,000 reversal of the Company’s store closure reserve.

•	Restaurant operating margins (see definition below) improved 90 basis points to 17.0%, from 16.1% for the same quarter last year.
•	Adjusted EBITDA (see table below) was $3.3 million as compared to $2.6 million for the same quarter last year, an increase of 27.4%.
•	Average unit volume for the trailing four quarters was a record $1,023,000 per restaurant.

Year-to-Date Results

•	Revenues rose 16.3% to $84.0 million, from $72.2 million for the same two quarters last year.
•
Comparable store sales increased 8.0%, versus a comparable store sales increase of 0.6% for the same two quarters last year. Transactions decreased 1.1% and check average increased 9.2% from the same two quarters last year.

•	Net income increased 10.6% to $698,000, from $631,000 for the same two quarters last year.
•	Earnings per share were $0.07 per diluted share as compared to $0.07 per diluted share for the same two quarters last year.
•	Restaurant operating margins (see definition below) improved 50 basis points to 16.2%, from 15.7% for the same two quarters of last year.
•	Adjusted EBITDA (see table below) was $6.0 million as compared to $4.7 million for the same two quarters of last year, an increase of 27.0%.

“We believe our strong sales performance in the second quarter and year-to-date is evidence that our strategic shift to great taste rather than low price is succeeding,” said Dan Pittard, Rubio’s President and Chief Executive Officer. “We have made great strides in improving our guests’ experience, enhancing the brand and driving our top line growth. We continued to experience higher food costs in the second quarter. However, we are making progress on initiatives that are expected to improve both our food and labor costs.”

Non-GAAP Term Definitions

Regulation G, “Disclosure of Non-GAAP Financial Measures,” and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide two Non-GAAP financial measures: “restaurant operating margins” and “Adjusted EBITDA.”

We use restaurant operating margins to evaluate the performance of our restaurants. We calculate restaurant operating margins by dividing restaurant sales less cost of sales, restaurant labor and restaurant occupancy and other by restaurant sales.

We also provide Adjusted EBITDA, which is not a recognized term under GAAP and does not purport to be an alternative to income from operations or net income or a measure of liquidity. We use Adjusted EBITDA in our evaluation of funding requirements for future development and other needs. We calculate Adjusted EBITDA as net income plus income tax expense, less other income, plus loss on disposal/sale of property, plus store closure reserve, plus depreciation and amortization and plus share-based compensation expense.

The differences between Adjusted EBITDA and GAAP net income for the second quarter and year-to-date are as follows:

	13 weeks ended 7/1/07	13 weeks ended 6/25/06	26 weeks ended 7/1/07	26 weeks ended 6/25/06
	(in thousands)		(in thousands)

Net income	$503	$439	$698	$631
Income tax expense	336	263	479	384
Other income	(96)	(130)	(199)	(231)
Loss on disposal/sale of property	32	60	50	74
Store closure reversal	0	(247)	0	(247)
Depreciation and amortization	2,199	2,069	4,407	3,929
Share-based compensation	277	97	575	193
	$3,251	$2,551	$6,010	$4,733

Conference Call

The Company will host a conference call on Wednesday, August 8, 2007 at 2:00 p.m. - Pacific Time to discuss these financial results. For those wishing to listen, the conference call will be broadcast live over the Internet at vcall.com or through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo. A recording of the conference call also will be available for 12 months through our website, rubios.com, under the Investor Relations section by clicking on the Vcall logo.

About Rubio's® Restaurants, Inc. (NASDAQ: RUBO)

Bold, distinctive, Baja-inspired food is the hallmark of Rubio's Fresh Mexican Grill. The first Rubio's® was opened in Mission Bay, a community of San Diego, in 1983 by Ralph Rubio and his father, Ray Rubio. Rubio's is credited with introducing fish tacos to Southern California and starting a phenomenon that has spread coast to coast. In addition to our chargrilled marinated chicken, slow-roasted pork carnitas and carne asada, Rubio's menu features seafood items including grilled mahi mahi and shrimp. Guacamole and a variety of salsas and proprietary sauces are made from scratch daily. The menu includes Street Tacos(SM), burritos, salads and bowls, tacos, quesadillas, HealthMex® offerings which are lower in fat and calories, and domestic and imported beer in most locations. Each restaurant design is reminiscent of the relaxed, warm and inviting atmosphere of Baja California, a coastal state of Mexico. Headquartered in Carlsbad, California, Rubio's operates, licenses or franchises more than 160 restaurants in California, Arizona, Colorado, Utah and Nevada. More information can be found at rubios.com.

Safe Harbor Disclosure

Some of the information in this press release or the related conference call may contain forward-looking statements regarding future events or the future financial performance of the Company. Forward-looking statements are based on management’s current plans and assumptions and are subject to known and unknown risks and uncertainties, which may cause actual results to differ materially from expectations. You should not place reliance on forward-looking statements. The following are some of the considerations and factors that could materially affect our results: changes in comparable store sales growth and revenues, increased product costs, labor expense and other restaurant costs, the success of our promotions and marketing strategies, our ability to recruit and retain qualified personnel, adverse effects of weather, adequacy of reserves related to closed stores or stores to be sold, increased depreciation, asset write downs, or implementation costs related to the Rubio’s marketing and concept positioning initiatives, our ability to manage ongoing and unanticipated costs, such as costs to comply with the Sarbanes-Oxley Act and other regulatory initiatives, litigation costs, our ability to implement a franchise strategy, our ability to open additional or maintain existing restaurants in the coming periods and the effects of ever-increasing competition. These and other factors that could materially affect our results can be found in our filings with the SEC including, without limitation, in the “Risk Factors” section of our most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The Company undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances following the date of this release.

# # #